Exhibit 3.1

CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RIGHTS

OF

THE CLASS B CONVERTIBLE PREFERRED STOCK

OF

ANTIGENICS INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Antigenics Inc., a Delaware corporation (the “Company”), hereby certifies that the following resolution was adopted by the board of directors of the Company (the “Board of Directors”) on August 30, 2007:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors does hereby create out of the twenty-five million (25,000,000) shares of the preferred stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation, for the issuance of a new class of the preferred stock consisting of fifteen thousand, two hundred and fifty (15,250) shares having the following designations, preferences and rights (in addition to any designations, preferences and rights that are set forth in the Certificate of Incorporation which are applicable to the preferred stock of this class):

1. Designation of Amount. The shares of preferred stock created hereby (the “Preferred Stock”) are designated the “Class B Convertible Preferred Stock” (the “Class B Convertible Preferred Stock”), and the authorized number of shares constituting such class shall be fifteen thousand, two hundred and fifty (15,250), and shall consist of two series, the Series B1 Convertible Preferred Stock (the “Series B1 Convertible Preferred Stock”), which will be comprised of ten thousand (10,000) shares and the Series B2 Convertible Preferred Stock (the “Series B2 Convertible Preferred Stock”), which will be comprised of five thousand, two hundred and fifty (5,250) shares. Each share of Class B Convertible Preferred Stock shall be represented by a certificate in the form of Exhibit A to this Certificate.

2. Definitions. As used in this Certificate, unless the context otherwise requires, the following terms have the following respective meanings:

2.1 “19.9% Limit” means Nine Million, One Hundred Thirty Seven Thousand, Seven Hundred and Eighty-Six (9,137,786), subject to adjustment pursuant to Section 5.

2.2 “Acquiring Person” means, in connection with any Change of Control, (a) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (b) the transferee of all or substantially all of the properties or assets of the Company, (c) the corporation consolidating with or merging into the

Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (d) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (e) in the case of a capital reorganization or reclassification, the Company, or (f) at Holder’s election, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

2.3 “Acquisition Consideration” is defined in Section 5.3(a)(A)(3).

2.4 “Agreement” is the Agreement dated as of August 31, 2007, by and between the Company and Fletcher International, Ltd., a company domiciled in Bermuda.

2.5 “Board of Directors” is defined in the introduction.

2.6 “Business Combination” is defined in Section 5.3(a).

2.7 “Business Day” means any day on which the Common Stock may be traded on NASDAQ or, if not admitted for trading on NASDAQ, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

2.8 “Cashless Conversion” is defined in Section 4.2(a).

2.9 “Certificate” is defined in the introduction, and includes all exhibits, schedules, annexes, or other attachments, as amended, supplemented or otherwise modified from time to time.

2.10 “Certificate of Incorporation” is defined in the introduction.

2.11 “Change of Control” means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person (as defined herein) or its Parent, Subsidiary or affiliate (each as defined for purposes of Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock. Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

2.12 “Class B Convertible Preferred Stock” is defined in Section 1.

2.13 “Common Shares” means the Common Stock issuable pursuant to Section 1(a) of the Agreement together with shares of Common Stock issuable upon conversion of the Preferred Stock and all other Common Stock issuable under this Certificate or the Agreement.

2.14 “Common Stock” means the Company’s common stock, par value one cent ($0.01) per share.

2.15 “Company” is defined in the introduction.

2.16 “Company Financial Statements” means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

2.17 “Company Stock Adjustment Event” means any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spinoff, combination or other similar change.

2.18 “Contingent Conversion Notice” is defined in Section 5.3(a)(A).

2.19 “Conversion Closing Date” is defined in Section 4.4.

2.20 “Conversion Consideration” means, with respect to each Conversion Notice, the dollar amount that a Holder has a right to designate and has so designated in such Conversion Notice. For a Cashless Conversion, the Conversion Consideration shall be such amount designated in the relevant Conversion Notice, notwithstanding that no payment is made, or required to be made, to the Company in connection with such conversion.

2.21 “Conversion Notice” is defined in Section 4.4.

2.22 “Conversion Notice Date” means the Business Day on which a Holder delivers a Conversion Notice to the Company.

2.23 “Conversion Stock Price” means, with respect to each Conversion Notice, (a) for conversion of Series B1 Convertible Preferred Stock, the lesser of (i) the Initial Price less the Dividend Amount and (ii) the Prevailing Stock Price as of the Conversion Notice Date less Thirty Cents ($0.30); and (b) for conversion of Series B2 Convertible Preferred Stock, the lesser of (i) one hundred and thirty-five percent (135%) of the Initial Price less the Dividend Amount and (ii) the Prevailing Stock Price as of the Conversion

Notice Date; provided that the Conversion Stock Price shall be subject to adjustment or reduction as set forth in Section 5; and provided further that in the case of any Specified Subsequent Conversion the Conversion Stock Price shall be the lesser of (x) the Conversion Stock Price of the related Specified Conversion and (y) the Conversion Stock Price that would otherwise be in effect, subject to further adjustment as set forth herein and in the Agreement.

2.24 “Daily Market Stock Price” means for any Business Day, the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of Common Stock as reported by Bloomberg, L.P. on the Nasdaq Global Market, or if the Nasdaq Global Market is not then the principal U.S. trading market for the Common Stock, then the principal National Securities Exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on such Business Day in the over-the-counter market, or if on any such day the Common Stock is not quoted by any such organization, the average of the closing bid and asked price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on such Business Day as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company, or if on any such day no market maker is making a market in the Common Stock, the fair value of Common Stock on such Business Day as determined reasonably and in good faith by the Board of Directors of the Company.

2.25 “Dividend Amount” means the fair market value of all dividends, distributions and other payments or issuances declared or paid by the Company per share of Common Stock determined as of the date of each such declaration; provided that to the extent that any dividend constitutes a Company Stock Adjustment Event, such dividend shall be disregarded from the calculation of the Dividend Amount.

2.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.27 “Group” means the syndicate or group contemplated in Section 13(d)(5) of the Exchange Act.

2.28 “Holder” means any Person who is listed as a Holder of the Class B Convertible Preferred Stock in the Stock Register as of any relevant date of determination.

2.29 “Initial Price” means Three Dollars and Eight Cents ($3.08) subject to adjustment pursuant to Section 5.

2.30 “NASDAQ” means the National Association of Securities Dealers Automated Quotation System, including the Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market, but if the NASDAQ is not then the principal U.S. trading market for the Common Stock, then “NASDAQ” shall be deemed to mean the National Securities Exchange on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any National Securities Exchange, then the OTC Bulletin Board.

2.31 “National Securities Exchange” means any national securities exchange registered under the Exchange Act.

2.32 “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

2.33 “Preferred Stock” is defined in Section 1.

2.34 “Prevailing Stock Price” means with respect to any Conversion Notice Date or other date of determination the lesser of the average of the Daily Market Stock Prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), during (a) the thirty (30) consecutive Business Day period ending on the third (3rd) Business Day immediately preceding, and excluding, such Conversion Notice Date or such other date of determination, (b) the first three (3) of such thirty (30) consecutive Business Days or (c) the last three (3) of such thirty (30) consecutive Business Days.

2.35 “Principal Securities Exchange” means the Nasdaq Global Market, but if the Nasdaq Global Market is not the principal U.S. trading market for the Common Stock, the “Principal Securities Exchange” shall be deemed to mean the principal National Securities Exchange on which the Common Stock is traded, or if the Common Stock is not then listed or admitted to trading on any National Securities Exchange, then the OTC Bulletin Board.

2.36 “Registration Statement” means the Company’s Registration Statement on Form S-3 (Registration No. 333-118175) as amended or replaced.

2.37 “Restatement” means that the Company restates or announces its intention to restate any portion of the Company Financial Statements in any material respect.

2.38 “Restatement Filing Date” means the date on which the Company files quarterly or annual financial statements that constitute a Restatement on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if the Company makes multiple filings of a Restatement with the SEC, the last of such dates).

2.39 “SEC” means the United States Securities and Exchange Commission.

2.40 “Securities Act” means the Securities Act of 1933, as amended.

2.41 “Series B1 Conversion Cap” is defined in Section 4.1(a).

2.42 “Series B1 Conversion Consideration” is defined in Section 4.1(a).

2.43 “Series B2 Conversion Consideration” is defined in Section 4.1(b).

2.44 “Series B1 Convertible Preferred Stock” is defined in Section 1.

2.45 “Series B2 Convertible Preferred Stock” is defined in Section 1.

2.46 “Series B1 Expiration Time” means 5:00 p.m., New York City time, on the first anniversary of the date of issuance of the Series B1 Convertible Preferred Stock, subject to adjustment pursuant to Section 4.3.

2.47 “Series B2 Expiration Time” means 5:00 p.m., New York City time, on the seventh anniversary of the date of issuance of the related Series B2 Convertible Preferred Stock, subject to adjustment pursuant to Section 4.3.

2.48 “Settlement Stock” is defined in Section 4.2(a).

2.49 “Specified Conversion” is defined in Section 4.4.

2.50 “Specified Subsequent Conversion” means any conversion of Class B Convertible Preferred Stock pursuant to a Conversion Notice submitted after any Conversion Notice designating a Specified conversion and on or before thirty (30) Business Days after and excluding the date of the Conversion Notice for such Specified Conversion.

2.51 “Stock Adjustment Measuring Price” means the Initial Price multiplied by a fraction, (a) the numerator of which is the Daily Market Stock Price and (b) the denominator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Business Combination (or if none, the most widely-held class of voting securities of the Acquiring Person), in each case determined as of the Business Day immediately preceding and excluding the date on which the Business Combination is consummated.

2.52 “Stock Assumption Agreement” is defined in Section 5.3(b).

2.53 “Stock Register” is defined in Section 7.

2.54 “Transfer Agent” is defined in Section 7.

3. Transfer of Class B Convertible Preferred Stock.

3.1 Series B1 Convertible Preferred Stock. Subject to Section 3.3 herein, shares of Series B1 Convertible Preferred Stock are transferable only in increments of two thousand, five hundred (2,500) shares.

3.2 Series B2 Convertible Preferred Stock. Subject to Section 3.3 herein, shares of Series B2 Convertible Preferred Stock are transferable only in increments of one thousand, seven hundred and fifty (1,750) shares.

3.3 Notwithstanding anything to the contrary in this Section 3, Holder may distribute shares of Class B Convertible Preferred Stock to its investors or limited partners pursuant to the terms of any investment agreement, limited partnership agreement or similar agreement then in effect.

4. Conversion of Class B Convertible Preferred Stock.

4.1 Number of Common Stock Shares; Term. Subject to the terms, conditions and adjustments set forth in this Certificate, each share of Series B1 Convertible Preferred Stock and Series B2 Convertible Preferred Stock shall be convertible as provided in this Section 4.1.

(a) Series B1 Convertible Preferred Stock. On any Business Day on or prior to the Series B1 Expiration Time, a Holder may convert fifteen hundred (1,500) or more shares of Series B1 Convertible Preferred Stock (or such lesser number as shall constitute all shares of Series B1 Convertible Preferred Stock not yet converted) into the number of Common Shares determined pursuant to Section 5.1; provided that the aggregate Conversion Consideration that the Company receives (or is deemed to have received in connection with Cashless Conversions), pursuant to conversions of all converted shares of Series B1 Convertible Preferred Stock (the “Series B1 Conversion Consideration”), shall not exceed One Thousand Dollars per share of Series B1 Convertible Preferred Stock, and in no event shall exceed the Series B1 Conversion Cap. “Series B1 Conversion Cap” means Ten Million Dollars ($10,000,000); provided that if the aggregate Series B1 Conversion Consideration as of 11:59 p.m. New York City time on June 30, 2008 is less than Five Million Dollars ($5,000,000) then “Series B1 Conversion Cap” means Five Million Dollars ($5,000,000). Each share of Series B1 Convertible Preferred Stock that is not converted into shares of Common Stock on or before the Series B1 Expiration Time shall be cancelled and extinguished and have no further force or effect.

(b) Series B2 Convertible Preferred Stock. On any Business Day on or prior to the Series B2 Expiration Time, a Holder may convert five hundred (500) or more shares of Series B2 Convertible Preferred Stock (or such lesser number as shall constitute all shares of Series B2 Convertible Preferred Stock not yet converted) into the number of Common Shares determined pursuant to Section 5.1; provided that the aggregate Conversion Consideration that the Company receives (or is deemed to have received in connection with Cashless Conversions) pursuant to conversions of any Series B2 Convertible Preferred Stock (the “Series B2 Conversion Consideration”), shall not exceed (a) One Thousand Dollars per share of Series B2 Convertible Preferred Stock or (b) in the aggregate, thirty-five percent (35%) of the sum of (i) Five Million Dollars ($5,000,000) and (ii) the aggregate Series B1 Conversion Consideration. On the Series B1 Expiration Time a number of shares of Series B2 Convertible Preferred Stock shall expire, which number shall equal thirty–five percent (35%) of the number of shares of Series B1 Convertible Preferred Stock, if any, that expire on such date pursuant to Section 4.1(a). Each share of Series B2 Convertible Preferred Stock that is not converted into shares of Common Stock on or before the Series B2 Expiration Time shall be cancelled and extinguished and have no further force or effect.

Notwithstanding anything to the contrary in this Certificate, the Company shall not be obligated to issue, and the Holder(s) shall not have a right to acquire upon conversion of the Class B Convertible Preferred Stock, more than the 19.9% Limit of Common Shares.

4.2 Cashless Conversion.

(a) Cashless Conversion Election. A converting Holder may elect in any Conversion Notice to receive a number of Common Shares (the “Settlement Stock”) equal to “X” where:

X = [(N x D) – C]/P

N = the gross number of Common Shares that would have been issuable on the relevant Conversion Closing Date if the Holder had not elected Cashless Conversion

D = Daily Market Stock Price on the third (3rd) Business Day before, and excluding, the Conversion Notice Date

C = Conversion Consideration that would have been payable on the relevant Conversion Closing Date if the Holder had not elected Cashless Conversion

P = Conversion Stock Price with respect to such Conversion Notice

The Settlement Stock shall be issued by the Company to Holder upon the Conversion Closing Date in lieu of the number of shares of Common Stock otherwise issuable upon conversion of the Class B Convertible Preferred Stock covered by such Conversion Notice, provided, that the Holder shall not be required to tender the Conversion Consideration designated in the relevant Conversion Notice (a “Cashless Conversion”). Notwithstanding the foregoing, no Cashless Conversion of Series B1 Preferred Stock shall be permitted unless either (i) the total number of Common Shares that have been issued and that may be issuable under the Agreement or this Certificate (other than upon conversion of Series B2 Preferred Stock) exceeds Six Million, Eight Hundred Eighty-Seven Thousand, Seven Hundred and Seventy-Eight (6,887,778) determined as of the Conversion Notice Date, or (ii) as of the Conversion Notice Date or as of the Conversion Closing Date, the Registration Statement is not effective or for any reason any Common Shares issuable under the Agreement or this Certificate may not be offered, sold or issued pursuant to the Registration Statement.

(b) Closing of Cashless Conversion. The Company shall close a Cashless Conversion on the relevant Conversion Closing Date. The Company shall issue and deliver the Settlement Stock pursuant to Section 4.8(a) on the relevant Conversion Closing Date. Upon receipt of the Settlement Stock in connection with any Cashless Conversion, that number of shares of Class B Convertible Preferred Stock with aggregate Series B1 Conversion Consideration and Series B2 Conversion Consideration, in each case as specified in the Conversion Notice, equal to the Conversion Consideration designated in the Conversion Notice shall be deemed converted. If the Conversion Consideration deemed to have been tendered pursuant to Section 4.2(a) is less than the remaining, unconverted portion of Class B Convertible Preferred Stock represented by the certificate(s) tendered to the Company on the Conversion Closing Date, the Company shall issue a replacement certificate(s) as provided in Section 4.8(b).

(c) Effect on 19.9% Limit Calculation. In determining whether the 19.9% Limit has been reached, computation shall be made based on the number of shares of Settlement Stock actually issued in the case of a Cashless Conversion.

4.3 Extension of Term. The Series B1 Expiration Time shall be extended:

(a) by two (2) Business Days for each Business Day:

(i) that the Registration Statement is not effective and available for the issuance of all Common Shares issuable under this Certificate; or

(ii) during the period commencing on the earlier of the day on which the Company (x) announces a Restatement and (y) announces its intention to make a Restatement and ending on the Restatement Filing Date; and

(b) to the extent that the Company (i) announces a Restatement, (ii) announces its intention to make a Restatement or (iii) fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Common Shares issuable under this Certificate, in either case, within sixty-five (65) Business Days of the Series B1 Expiration Time to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date and the remediation of the failure described in clause (iii).

4.4 Manner of Conversion. Subject to and upon compliance with the terms and conditions set forth in this Certificate, each Holder shall be entitled to convert shares of Class B Convertible Preferred Stock that such Holder holds, in whole or in part, from time to time, on any Business Day, by receipt by the Company of a notice made pursuant to Section 8 in substantially the form of Exhibit B attached to this Certificate (or a reasonable facsimile thereof) duly executed by such Holder (a “Conversion Notice”). The closing of each conversion shall take place at or before 2:00 p.m. New York City time (a) on the third (3rd) Business Day following and including the Conversion Notice Date or (b) on any other date upon which such Holder and the Company mutually agree (each, a “Conversion Closing Date”). The Holder may specify in up to two (2) Conversion Notices with respect to the Series B1 Convertible Preferred Stock and in up

to two (2) Conversion Notices with respect to the Series B2 Convertible Preferred Stock that each such conversion constitutes a “Specified Conversion,” and such designation shall have the effects set forth herein and in the Agreement; provided that any Conversion Notice that is withdrawn shall not count toward the limits set forth in this sentence.

4.5 Conditions to Closing.

(a) Holder’s Conditions to Closing. It shall be a condition to each Holder’s obligation to close on each Conversion Closing Date that each of the following is satisfied, unless waived by such Holder:

(i) (A) The representations and warranties made by the Company in the Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (B) the Company shall have complied in all material respects with all of the covenants and agreements in the Agreement; and (C) Holder shall have received on the date of each conversion of each share of Preferred Stock a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to such effect.

(ii) On the date of each conversion of the Series B1 Convertible Preferred Stock, the Company shall have delivered to Holder an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Holder, dated the date of delivery.

(b) Company’s Conditions to Closing. The obligations of the Company hereunder are subject to the performance by Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on the date of each conversion of each share of Preferred Stock: (i) the representations and warranties made by Holder in the Agreement shall be true and correct; (ii) Holder shall have complied fully with all the covenants and agreements in the Agreement; and (iii) Holder shall have delivered to the Company on each such date a certificate of an appropriate officer of Holder dated such date and to such effect.

(c) Agreement to Cause Conditions to be Satisfied. The Company with respect to Section 4.5(a) and the Holder with respect to Section 4.5(b) shall each use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.

(d) Withdrawal of Notice. If the conditions set forth in Section 4.5(a) are not satisfied or waived prior to the third (3rd) Business Day following the Conversion Notice Date or if the Company fails to perform its obligations on any Conversion Closing Date (including delivery of all Common Shares issuable on such date) for any reason other than Holder’s failure to satisfy the conditions required by Section 3.5(b), then in addition to all remedies available to Holder at law or in equity, such Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice on any future date with respect to such shares of Class B Convertible Preferred Stock and the Conversion Stock Price for such subsequent Conversion Notice shall be the lesser of (i) the Conversion Notice Price in the withdrawn Conversion Notice and (ii) the Conversion Notice Price in effect as of the subsequent Conversion Notice Date.

4.6 When Conversion Effective. Each conversion of any share of Class B Convertible Preferred Stock shall be deemed to have been effected on the Conversion Closing Date upon receipt of the relevant Conversion Consideration (or deemed to have been received in connection with Cashless Conversions) and surrender of the certificate(s) representing such share of Class B Convertible Preferred Stock (or upon notation on the Transfer Agent’s registry if such share of Class B Convertible Preferred Stock is in book-entry form), and the Person or Persons in whose name or names any certificate or certificates representing the Common Stock shall be issuable upon such conversion as provided in Section 4.7 shall be deemed to have become the holder(s) of record thereof.

4.7 Delivery of Class B Convertible Preferred Stock and Payment. On the Conversion Closing Date, a converting Holder shall surrender the certificate(s) representing the Class B Convertible Preferred Stock to the Company at the address set forth for notices to the Company in Section 8 and, except with respect to Cashless Conversions, shall deliver payment by wire transfer to an account designated by the Company on Schedule A of immediately available federal funds in the dollar amount of the Conversion Consideration. Upon the Company’s receipt of the Conversion Consideration or, in the case of Cashless Conversions, upon delivery of the certificate(s) representing the shares of Class B Convertible Preferred Stock, subject to the 19.9% Limit, a converting Holder shall be entitled to receive that number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as determined pursuant to Section 5.1.

4.8 Delivery of Stock Certificates, etc. On the Conversion Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to a converting Holder or as such Holder may direct:

(a) at the election of such Holder, (i) at such address specified by such Holder via reputable overnight courier, one or more certificates for, or (ii) via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled upon such conversion plus, in lieu of any fractional share of Common Stock to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Stock Price on the Business Day immediately preceding the relevant Conversion Closing Date, and

(b) if the shares of Class B Convertible Preferred Stock are certificated, in case such conversion is in part only, at such address specified by such Holder via reputable overnight courier, a certificate representing the remaining, unconverted portion of the Class B Convertible Preferred Stock, setting forth the remainder of Series B1 Conversion Consideration or Series B2 Conversion Consideration, as applicable, for which such Class B Convertible Preferred Stock shall be convertible after giving effect to the Conversion Consideration received by the Company, or deemed to have been received in connection with Cashless Conversions, or if the Class B Convertible Preferred Stock are in book-entry form, with adjustment to the Transfer Agent’s register to reflect the amount of Conversion Consideration received by the Company, or deemed to have been received in connection with Cashless Conversions.

5. Adjustment of Stock Prices and Common Stock Issuable Upon Conversion.

5.1 General; Conversion Stock Price. The number of shares of Common Stock which a Holder shall be entitled to receive upon conversion of shares of Class B Convertible Preferred Stock shall be determined by dividing the Conversion Consideration for such conversion by the Conversion Stock Price in effect for such conversion, all subject to the adjustments, terms and conditions in this Certificate. Notwithstanding the foregoing, upon a Cashless Conversion, the number of shares of Common Stock which a Holder shall be entitled to receive upon conversion of Class B Convertible Preferred Stock shall be as set forth in Section 4.2(a), respectively, subject to the adjustments, terms and conditions in this Certificate.

5.2 Treatment of Company Stock Adjustment Events. In case the Company may effect a Company Stock Adjustment Event, including a pro rata distribution of Common Stock to all holders of Common Stock, or a subdivision or combination of the outstanding Common Stock, then (a) in the case of any such distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such distribution, or (b) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the 19.9% Limit, the Initial Price, and the Conversion Stock Price, the Prevailing Stock Price and, to the extent applicable, the Daily Market Stock Price and each other price or quantity (but excluding the Series B1 Conversion Consideration and the Series B2 Conversion Consideration) in effect immediately prior to such Company Stock Adjustment Event shall be proportionately changed.

5.3 Adjustments for Merger, Consolidation, Sale of Assets.

(a) If after the date of this Certificate, (i) the Company is acquired by means of merger, consolidation, share exchange, or other statutory acquisition in which fifty percent (50%) or more of the outstanding Common Stock are exchanged for cash, securities or other assets, or (ii) pursuant to a tender offer, stock purchase or other transaction or event in which over fifty percent (50%) of the outstanding Common Stock become beneficially owned by any Person or

Group, or (iii) the Company sells all or substantially all of the assets of the Company (on a consolidated basis) (the transactions listed in (i), (ii) and (iii) above are referred to individually as a “Business Combination”) as part of such Business Combination, proper provision shall be made as follows:

(A) Between the date a Business Combination is announced and the effective date of the Business Combination, each Holder at its sole option shall continue to have the right to submit to the Company a Conversion Notice in accordance with the terms and conditions of this Certificate. In addition, each Holder at its sole option may elect to submit to the Company a special notice (a “Contingent Conversion Notice”) to convert all or part of its unconverted Class B Convertible Preferred Stock in connection with such Business Combination; in which case, notwithstanding the provisions of Section 4.6:

(1) the effectiveness of such contingent conversion shall be conditional upon the effectiveness of the Business Combination;

(2) such Holder shall have the right to deliver a notice to withdraw such Contingent Conversion Notice until the effective date of such Business Combination; and

(3) if such Contingent Conversion Notice shall not have been withdrawn, then on the effective date of such Business Combination, the Holder of such Class B Convertible Preferred Stock shall receive, upon payment of the Conversion Consideration designated in the Conversion Notice or delayed Conversion Notice, as the case may be, the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Business Combination based upon the number of shares of Common Stock into which such Holder’s Class B Convertible Preferred Stock would be convertible if such Holder had converted each Class B Convertible Preferred Stock on the Business Day immediately preceding the date on which such Business Combination occurs. Upon receipt of the Conversion Consideration, such Holder’s Class B Convertible Preferred Stock tendered for conversion pursuant to a Conversion Notice or Contingent Conversion Notice shall be fully converted and shall no longer permit such Holder to convert such Class B Convertible Preferred Stock into Common Stock; provided, that if the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the relevant Conversion Consideration to convert its Class B Convertible Preferred Stock, but shall receive an amount in connection with such Business Combination equal to the Acquisition Consideration applicable to such Holder based on the number of shares of Common Stock into which such Holder’s Class B Convertible Preferred Stock would be convertible if such Holder had converted each Class B Convertible Preferred Stock that it owns on the Business Day immediately preceding the date on which such Business Combination occurs, less such Conversion Consideration.

(b) In the case of any Business Combination, the Company shall not enter into an agreement with the Acquiring Person resulting in a Business Combination unless such Agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under any unconverted shares of Class B Convertible Preferred Stock (the “Stock Assumption Agreement”). In the event that any Class B Convertible Preferred Stock remains unconverted upon consummation of the Business Combination, the Holder thereof shall thereafter automatically have equivalent rights with respect to the Acquiring Person and from and after the effective date of the Business Combination and under such Stock Assumption Agreement (i) all references to the Company in this Certificate shall be references to the Acquiring Person, (ii) all references to Common Stock in this Certificate shall be references to the securities for which the Common Stock are exchanged in the Business Combination (or if none, the most widely-held class of voting securities of the Acquiring Person), (iii) all references to the Initial Price in this Certificate shall be references to the Stock Adjustment Measuring Price, and (iv) all references to the Prevailing Stock Price and Conversion Stock Price shall be references to such prices with respect to the Acquiring Person.

5.4 Adjustment for Future Equity Issuances. From and after the date that any Holder delivers a Price Adjustment Notice (as defined in the Agreement) to the Company, each subsequent Conversion Stock Price shall equal the lesser of (a) the Conversion Stock Price calculated without regard to such Price Adjustment Notice and (b) the Later Issuance Price (as defined in the Agreement) specified in such Price Adjustment Notice less the Dividend Amount.

5.5 Adjustment for Restatements. From and after the date that any Holder delivers a Restatement Adjustment Notice (as defined in the Agreement) to the Company, each subsequent Conversion Stock Price shall equal the lesser of (a) the Conversion Stock Price calculated without regard to such Restatement Adjustment Notice and (b) the Restatement Price (as defined in the Agreement) specified in such Restatement Adjustment Notice less the Dividend Amount.

6. Nature and Rights of Class B Convertible Preferred Stock.

6.1 Non-Voting. The Class B Convertible Preferred Stock shall be non-voting on all matters and no Holder thereof shall be entitled to vote, separately or with all or any series, class or group of stockholders, with respect to any matter (except as set forth in the proviso to this Section 6.1) on which holders of the Common Stock are entitled to vote, including, without limitation, mergers, acquisitions, sales of all or substantially all of the Company’s assets, and similar transactions; provided, that the Company shall not:

(a) without the affirmative consent of the Holders having a majority of the outstanding and unconverted shares of Series B1 Convertible Preferred Stock as of the date of determination (i) alter or change the rights, powers or limitations of the Series B1 Convertible Preferred Stock including, without limitation, any changes to this Certificate or the Agreement that limit any Holder’s ability to convert the Series B1 Convertible Preferred Stock under this Certificate or affect the enforceability of any Holder’s rights under this Certificate, (ii) authorize or issue additional shares of Series B1 Convertible Preferred Stock or (iii) effect any split or combination of the shares of Series B1 Convertible Preferred Stock; and

(b) without the affirmative consent of the Holders having a majority of the outstanding and unconverted shares of Series B2 Convertible Preferred Stock as of the date of determination (i) alter or change the rights, powers or limitations of the Series B2 Convertible Preferred Stock including, without limitation, any changes to this Certificate or the Agreement that limit any Holder’s ability to convert the Series B2 Convertible Preferred Stock under this Certificate or affect the enforceability of any Holder’s rights under this Certificate, (ii) authorize or issue additional shares of Series B2 Convertible Preferred Stock or (iii) effect any split or combination of the shares of Series B2 Convertible Preferred Stock.

6.2 No Distributions. The Class B Convertible Preferred Stock shall not be entitled to receive any distributions, whether regular, special, liquidating or otherwise, of cash, or other assets or securities, but shall be entitled to the adjustments set forth in Sections 5.2, 5.4 and 5.5.

6.3 Payment of Tax Upon Issue of Transfer. The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon each conversion of the Class B Convertible Preferred Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock in a name other than that of a Holder upon each conversion of Class B Convertible Preferred Stock, and the Company shall not be required to issue or deliver the Class B Convertible Preferred Stock or certificates for Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

7. Transfer Agent.

7.1 Initially, the Company (and upon a Business Combination, the Acquiring Person) shall serve as the transfer agent (the “Transfer Agent”) for the Class B Convertible Preferred Stock. The Transfer Agent shall at all times maintain a register (the “Stock Register”) of the Holders of the Class B Convertible Preferred Stock. The Company may deem and treat each Holder of Class B Convertible Preferred Stock as set forth in the Stock Register as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

7.2 The Company may, at any time and from time to time, appoint another Person to serve as the Transfer Agent, and shall upon acceptance by such Person, give notice to each Holder of the change in Transfer Agent. Such new Transfer Agent shall be (a) a Person doing business and in good standing under the laws of the United States or any state thereof, and having a combined capital and surplus of not less than Fifty Million Dollars ($50,000,000) or (b) an affiliate of such a Person. The combined capital and surplus of any such new Transfer Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published by such Transfer Agent prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Transfer Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the Company. Any Person into which any new Transfer Agent may be merged or any Company resulting from any consolidation to which any new Transfer Agent shall be a party or any Company to which any new Transfer Agent transfers substantially all of its corporate trust or shareholders services business shall be a successor Transfer Agent under this Certificate without any further act; provided that such Person (a) would be eligible for appointment as successor to the Transfer Agent under the provisions of this Section 7 or (b) is a wholly owned subsidiary of the Transfer Agent. Any such successor Transfer Agent shall promptly cause notice of its succession as Transfer Agent to be delivered via reputable overnight courier to the Holders of the Class B Convertible Preferred Stock at such Holder’s last address as shown on the Stock Register.

8. Notices.

8.1 All notices and other communications under this Certificate shall be in writing and shall be delivered by either a nationally recognized overnight courier, postage prepaid, or transmitted by facsimile, in each case to the addressed as provided below:

(a) If to the Company:

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, NY 10010

Attention:    Chief Financial Officer

Telephone:  (212) 994-8200

Facsimile:   (212) 994-8299

with copies to (which copies shall not constitute notice):

Antigenics Inc.

3 Forbes Road

Lexington, MA 02421

Attention: Legal Department

Telephone:  (781) 674-4400

Facsimile:   (781) 674-4200

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention:   Paul Kinsella

Telephone:  (617) 951-7000

Facsimile:   (617) 235-0822

(b) If to a Holder, at the address of such Holder as listed in the Stock Register, or to such other address as the Holder shall have designated by notice similarly given to the Transfer Agent.

8.2 Any such notice or communication shall be deemed received (a) when made, if by hand delivery, and upon confirmation of receipt, if made by facsimile and in each case if such notice is received on or before 11:59 p.m. New York City time, otherwise, such notice shall be deemed to be received the following Business Day, (b) one (1) Business Day after being deposited with a next-day courier, return receipt requested, postage prepaid or (c) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other addresses as the Company or each Holder may designate in writing from time to time).

9. Construction. For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereunder” and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

10. Severability of Provisions. If any right, preference, or limitation of the Class B Convertible Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Company has caused the undersigned to sign this certificate on this 4th day of September, 2007.

/s/ Garo H. Armen, Ph.D.
Name:	Garo H. Armen, Ph.D.
Title:	Chief Executive Officer

Exhibit A

CERTIFICATE REPRESENTING CLASS B CONVERTIBLE PREFERRED STOCK

Number	Shares
-[•]-	-[•]-

ANTIGENICS INC.

Series B[•] Convertible Preferred Stock, $0.01 Par Value

This certifies that [•] is the owner of [•] ([•]) shares, fully paid and nonassessable, of the Series B[•] Convertible Preferred Stock of ANTIGENICS INC., a Delaware corporation, transferable only on the books of the corporation by the holder hereof in person or by attorney upon surrender of this certificate properly endorsed.

This certificate and the shares represented hereby are subject to the laws of the State of Delaware and to the Certificate of Incorporation and the By-laws of the corporation, in each case as from time to time amended.

IN WITNESS WHEREOF, Antigenics Inc. has caused this certificate to be signed by its duly authorized officers and its corporate seal to be hereto affixed this [•] day of [•],[•].

Shalini Sharp, Vice President	Garo H. Armen, Ph.D., Treasurer

[SEAL]

Assignment

For value received, the undersigned hereby sells, assigns and transfers to __________________________________ the shares of Series B[•] Convertible Preferred Stock represented by this certificate, and does hereby irrevocably constitute and appoint ______________________________ attorney to transfer such stock on the books of the Corporation with full power of substitution in the premises.

Dated
Signature of registered owner corresponding exactly to the name of such owner as written on the face of this certificate
Witness

Exhibit B

FORM OF CONVERSION NOTICE

[DATE]

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, New York 10010

Attention: [                                ]

Telephone: (212) 994-8200

Facsimile: [                                ]

Ladies and Gentlemen:

Reference is made to the Agreement (the “Agreement”) dated as of August 31, 2007 by and between Antigenics Inc. (the “Company”) and Fletcher International, Ltd. (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

[For regular conversion:] Purchaser hereby elects to convert [                    ] shares of Series [B1][B2] Convertible Preferred Stock into [                    ] shares of Common Stock at a Conversion Stock Price (as defined in the Certificate of Rights and Preferences) of [                    ]. Subject to the terms and conditions of the Agreement and the Certificate of Rights and Preferences, on the Conversion Closing Date (as defined in the Certificate of Rights and Preferences), Purchaser shall deliver an aggregate Series [B1][B2] Conversion Consideration of [                    ] to the Company and the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Delivery Versus Payment system using the following account information:

Broker: [ ]
DTC#: [ ]
Account Name: [ ]
Account Number: [ ]

[For Cashless Conversion:] Purchaser hereby elects to convert [                    ] shares of Series [B1][B2] Convertible Preferred Stock into [                    ] shares of Common Stock via Cashless Conversion. Pursuant to the Certificate of Rights and Preferences, delivery of the number of shares of Series [B1][B2] Convertible Preferred Stock shall be the sole consideration deliverable to the Company in connection with such conversion. Subject to the terms and conditions of the Agreement and the Certificate of Rights and Preferences, on the Conversion Closing Date (as defined in the Certificate of Rights and Preferences) the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

Broker: [ ]
DTC#: [ ]

Any and all unconverted shares of Series [B1][B2] Convertible Preferred Stock delivered by Purchaser to the Company shall be titled in the name of “Fletcher International, Ltd.” and shall be returned to Purchaser’s account at the following address via hand delivery on the Conversion Closing Date (as defined in the Certificate of Rights and Preferences):

[ ]
[ ]
[ ]
Attention: [ ]
Telephone: [ ]

[HOLDER]

By:

Name:

Title:

AGREED AND ACKNOWLEDGED:
ANTIGENICS INC.

By:

Name:

Title: